Exhibit 99.1

Rhythm Pharmaceuticals Reports Third Quarter 2025 Financial Results and Business Update

-- Third quarter 2025 net product revenue from global sales of IMCIVREE® (setmelanotide) of $51.3 million --

-- December 20, 2025 PDUFA goal date set for sNDA for setmelanotide in acquired hypothalamic obesity --

-- Company is on track to report preliminary results from setmelanotide Phase 2 trial in Prader-Willi syndrome in fourth quarter of 2025 --

-- German observational study showed setmelanotide therapy was associated with improvement in measures of MASLD and kidney function in BBS patients --

-- Management to host conference call today at 8:00 a.m. ET --

BOSTON, November 4, 2025 – Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a commercial-stage biopharmaceutical company focused on transforming the lives of patients living with rare neuroendocrine diseases, today reported financial results and provided a business update for the third quarter ended September 30, 2025.

“Rhythm delivered continued momentum during the third quarter, highlighted by the FDA acceptance of our supplemental new drug application (sNDA) for acquired hypothalamic obesity (HO) and steady growth from our Bardet-Biedl syndrome (BBS) commercial efforts.” said David Meeker, M.D., Chairman, Chief Executive Officer and President of Rhythm. “With the FDA’s PDUFA goal date on HO on December 20, a strong cash position and continued progress across our melanocortin-4 receptor (MC4R) pathway pipeline, the Company is well positioned to deliver sustained, long-term growth.”

Recent Business Highlights

Revenue from global sales of IMCIVREE® (setmelanotide) was $51.3 million for the third quarter of 2025. This marks an increase of 6% on a sequential basis from the second quarter of 2025, primarily driven by growth in patients and sales of IMCIVREE for the treatment of patients with BBS. In the third quarter of 2025, revenue of $38.2 million, or 74% of product revenue, was generated in the United States, an increase of 19% on a sequential basis. Revenue of $13.1 million, or 26% of product revenue, was generated outside the United States, a sequential decrease of $3.4 million or 21%. In October 2025, Rhythm agreed to a final reimbursed price for IMCIVREE for BBS and POMC and LEPR deficiencies with the French Economic Committee for Health Products (CEPS). Since 2022, IMCIVREE has been available to patients in France via paid early access. Based on this agreement, Rhythm recorded a one-time, $3.2 million charge during the third quarter of 2025 to account for the difference between what has been accrued to date and what is owed. Revenue from outside the United States was also affected by variability in ordering patterns in named patient sales in certain countries.

Recent Clinical Development Highlights

●	Today, Rhythm announced that four abstracts have been accepted for presentation – one oral presentation and three posters – at the Obesity Society’s Annual Meeting at ObesityWeek 2025 this week in Atlanta, GA:
o	“Efficacy of Setmelanotide in Patients with Acquired HO Previously or Concurrently on GLP-1 Therapy," an oral presentation by Christian Roth, M.D., Seattle Children’s Research Institute, Thursday, Nov. 6, 9:00–9:15 a.m.;
o	“Cardiometabolic Results from a Phase 3 Trial of Setmelanotide in Acquired Hypothalamic Obesity,” a poster presentation by Jill Garrison, Director, Medical Affairs, Rhythm Pharmaceuticals, Nov. 4, 7:30–8:30 p.m.;
o	“Patient- and Caregiver-Reported Experience with Acquired Hypothalamic Obesity in the TRANSCEND Trial,” a poster presentation by Dr. Roth Nov. 4, 7:30–8:30 p.m.; and
o	“Hyperphagia and the Identification of Genetic Variants in Patients with Early-Onset Obesity,” a poster presentation by Roohi Kharofa, M.D., Cincinnati Children’s Hospital Medical Center, Nov. 5, 2:30–3:30 p.m.
●	In September, researchers at the University Hospital Essen published results from a prospective, observational study that showed setmelanotide treatment was associated with improvement in measures of metabolic dysfunction-associated steatotic liver disease (MASLD) and kidney function in patients with BBS in the Journal of Clinical Endocrinology & Metabolism[1]. All patients (N=26) in this study had MASLD at baseline and, after six months of setmelanotide treatment, >80% of them achieved either resolution of MASLD or stabilization at grade S1; and
●	On August 20, 2025, Rhythm announced that the U.S. Food and Drug Administration (FDA) accepted for filing the Company’s sNDA for setmelanotide seeking approval for the treatment of conditions associated with acquired hypothalamic obesity. The FDA granted Priority Review of the sNDA and assigned a Prescription Drug User Fee Act (PDUFA) goal date of December 20, 2025. Additionally, the European Medicines Agency (EMA) confirmed validation of the Type II variation submission to the Marketing Authorization Application (MAA) for setmelanotide for the same indication.

Anticipated Upcoming Milestones

Rhythm expects to achieve the following near-term milestones:

●	Disclose preliminary results from the Company’s Phase 2 trial evaluating setmelanotide in Prader-Willi syndrome in the fourth quarter of 2025;
●	Receive a decision from the FDA on our sNDA (anticipated to be received by the PDUFA goal date of December 20, 2025) for setmelanotide in conditions associated with acquired hypothalamic obesity;
●	Complete enrollment in the Phase 1, Part C trial evaluating the weekly, MC4R agonist RM-718 in patients with acquired hypothalamic obesity in the first quarter of 2026;

1 Dr. Tom Huhn of the Department of Pediatrics II, University Hospital Essen, University of Duisburg-Essen, Essen, Germany, was the lead author of, “Impact of the melanocortin-4 receptor agonist setmelanotide on MASLD and kidney function in Bardet-Biedl syndrome.”

●	Announce topline data in the 12-patient Japanese cohort of the setmelanotide Phase 3 trial in acquired hypothalamic obesity in the first quarter of 2026;
●	Announce topline data in the Phase 3 EMANATE trial evaluating setmelanotide in genetically caused MC4R pathway diseases in the first quarter of 2026;
●	Complete enrollment in the setmelanotide Phase 3 trial substudy in congenital hypothalamic obesity in the first half of 2026; and
●	Pending further feedback from U.S. and European regulatory agencies, initiate a pivotal Phase 3 trial evaluating bivamelagon in acquired hypothalamic obesity in 2026.

Third Quarter 2025 Financial Results:

Cash Position: As of September 30, 2025, cash, cash equivalents and short-term investments were approximately $416.1 million, as compared to $320.6 million as of December 31, 2024.

Revenue: Net product revenues relating to global sales of IMCIVREE were $51.3 million for the third quarter of 2025, as compared to $33.3 million for the third quarter of 2024. Revenue in the third quarter of 2025 was reduced by approximately $3.2 million due to the change in the Company’s price estimate associated with its early-access program in France, of which approximately $2.6 million related to periods prior to the third quarter of 2025.

R&D Expenses: R&D expenses were $46.0 million in the third quarter of 2025, as compared to $37.9 million in the third quarter of 2024. The year-over-year increase was primarily due to increased costs associated with additional headcount and increased stock-based compensation and partially offset by a reduction in clinical trial costs.

SG&A Expenses: SG&A expenses were $52.4 million for the third quarter of 2025, as compared to $35.4 million for the third quarter of 2024. The year-over-year increase was primarily due to higher costs associated with additional headcount to support expanding business operations, increased stock-based compensation, and increased marketing costs.

Other income (expense), net: Other income (expense), net was ($0.1) million for the third quarter of 2025, as compared to ($0.1) million for the third quarter of 2024.

Net Loss: Net loss attributable to common stockholders was ($54.3) million for the third quarter of 2025, or a net loss per basic and diluted share of ($0.82), as compared to a net loss attributable to common stockholders of ($45.0) million for the third quarter of 2024, or a net loss per basic and diluted share of ($0.73).

Year to Date 2025 Financial Results:

Revenue: Net product revenues relating to sales of IMCIVREE were $137.5 million for the nine months ended September 30, 2025, as compared to $88.3 million for the nine months ended September 30, 2024. Revenue for the nine months ended September 30, 2025 was reduced by approximately $3.2 million due to the change in the Company’s price estimate associated with its early-access program in France, of which approximately $1.7 million related to periods prior to 2025.

R&D Expenses: R&D expenses were $125.3 million for the nine months ended September 30, 2025, as compared to $196.8 million for the nine months ended September 30, 2024. The decrease was primarily due to costs associated with the acquisition of bivamelagon in the nine months ended September 30, 2024, which did not recur in 2025, and a net decrease in clinical trial costs. These were partially offset by increases in headcount, stock-based compensation and chemistry, manufacturing, and controls costs for ongoing clinical trials.

SG&A Expenses: SG&A expenses were $137.5 million for the nine months ended September 30, 2025, as compared to $106.2 million for the nine months ended September 30, 2024. The increase was primarily due to higher costs associated with additional headcount to support expanding business operations both domestic and internationally, increased stock-based compensation, and increased marketing costs.

Other income (expense), net: Other income (expense), net was ($3.6) million for the nine months ended September 30, 2025, as compared to $7.4 million for the nine months ended September 30, 2024. Other income (expense), net for the nine months ended September 30, 2024 included a one-time gain of $8.9 million on settlement of the forward contract associated with the issuance of Rhythm’s convertible preferred stock which did not recur in 2025. The decrease was also driven by non-cash interest expense and foreign currency impact partially offset by an increase in income from the change in fair value of the embedded derivative on our deferred royalty obligation.

Net Loss: Net loss attributable to common stockholders was ($153.1) million for the nine months ended September 30, 2025, or a net loss attributable to common stockholders per basic and diluted share of ($2.38), as compared to a net loss attributable to common stockholders of ($219.9) million for the nine months ended September 30, 2024, or a net loss per basic and diluted share of ($3.62).

Financial Guidance: Today, Rhythm updated its financial guidance for the year ending December 31, 2025. The Company anticipates approximately $295 million to $315 million in Non-GAAP Operating Expenses. Non-GAAP Operating Expenses are derived from:

●	GAAP total operating expenses, inclusive of:
o	SG&A expenses of approximately $145 million to $150 million;
o	R&D expenses of approximately $150 million to $165 million; and
o	Excluding stock-based compensation.

Non-GAAP Operating Expenses is defined as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing (see below under "Non-GAAP Financial Measures" for more details).

Based on its current operating plans, Rhythm expects that its cash, cash equivalents and short-term investments as of September 30, 2025, will be sufficient to fund the Company’s planned operations for at least 24 months.

Conference Call Information

Rhythm Pharmaceuticals will host a live conference call and webcast at 8:00 a.m. ET today to review its third quarter 2025 financial results and recent business activities. Participants may register for the conference call here. It is recommended that participants join the call ten minutes prior to the scheduled start.

A webcast of the call will also be available under "Events and Presentations" in the Investor Relations section of the Rhythm Pharmaceuticals website at https://ir.rhythmtx.com/. The archived webcast will be available on Rhythm Pharmaceuticals’ website approximately two hours after the conference call and will be available for 30 days following the call.

About Rhythm Pharmaceuticals

Rhythm is a commercial-stage biopharmaceutical company committed to transforming the lives of patients and their families living with rare neuroendocrine diseases. Rhythm’s lead asset, IMCIVREE® (setmelanotide), an MC4R agonist is approved by the FDA to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients 2 years of age and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or genetically confirmed pro-opiomelanocortin (POMC), including proprotein convertase subtilisin/kexin type 1 (PCSK1), deficiency or leptin receptor (LEPR) deficiency. Both the European Commission (EC) and the UK’s Medicines & Healthcare Products Regulatory Agency (MHRA) have authorized setmelanotide for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. Additionally, Rhythm is advancing a broad clinical development program for setmelanotide in other rare diseases, as well as investigational MC4R agonists bivamelagon and RM-718, and a preclinical suite of small molecules for the treatment of congenital hyperinsulinism. Rhythm’s headquarters is in Boston, MA.

Setmelanotide Indication

In the United States, setmelanotide is indicated to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients aged 2 years and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or Pro-opiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1), or leptin receptor (LEPR) deficiency as determined by an FDA-approved test demonstrating variants in POMC, PCSK1, or LEPR genes that are interpreted as pathogenic, likely pathogenic, or of uncertain significance (VUS).

In the European Union and the United Kingdom, setmelanotide is indicated for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. In the European Union and the United Kingdom, setmelanotide should be prescribed and supervised by a physician with expertise in obesity with underlying genetic etiology.

Limitations of Use

Setmelanotide is not indicated for the treatment of patients with the following conditions as setmelanotide would not be expected to be effective:

●	Obesity due to suspected POMC, PCSK1, or LEPR deficiency with POMC, PCSK1, or LEPR variants classified as benign or likely benign
●	Other types of obesity not related to BBS or POMC, PCSK1, or LEPR deficiency, including obesity associated with other genetic syndromes and general (polygenic) obesity

Contraindication

Prior serious hypersensitivity to setmelanotide or any of the excipients in IMCIVREE. Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported.

WARNINGS AND PRECAUTIONS

Disturbance in Sexual Arousal: Spontaneous penile erections in males and sexual adverse reactions in females have occurred. Inform patients that these events may occur and instruct patients who have an erection lasting longer than 4 hours to seek emergency medical attention.

Depression and Suicidal Ideation: Depression, suicidal ideation and depressed mood have occurred. Monitor patients for new onset or worsening depression or suicidal thoughts or behaviors. Consider discontinuing IMCIVREE if patients experience suicidal thoughts or behaviors, or clinically significant or persistent depression symptoms occur.

Hypersensitivity Reactions: Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported. If suspected, advise patients to promptly seek medical attention and discontinue IMCIVREE.

Skin Hyperpigmentation, Darkening of Pre-existing Nevi, and Development of New Melanocytic Nevi: Generalized or focal increases in skin pigmentation, darkening of pre-existing nevi, development of new melanocytic nevi and increase in size of existing melanocytic nevi have occurred. Perform a full body skin examination prior to initiation and periodically during treatment to monitor pre-existing and new pigmented lesions.

Risk of Serious Adverse Reactions Due to Benzyl Alcohol Preservative in Neonates and Low Birth Weight Infants: IMCIVREE is not approved for use in neonates or infants. Serious and fatal adverse reactions including “gasping syndrome” can occur in neonates and low birth weight infants treated with benzyl alcohol preserved drugs.

ADVERSE REACTIONS

Most common adverse reactions (incidence ≥20%) included skin hyperpigmentation, injection site reactions, nausea, headache, diarrhea, abdominal pain, vomiting, depression, and spontaneous penile erection.

USE IN SPECIFIC POPULATIONS

Treatment with IMCIVREE is not recommended when breastfeeding. Discontinue IMCIVREE when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus.

To report SUSPECTED ADVERSE REACTIONS, contact Rhythm Pharmaceuticals at +1 (833) 789-6337 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. See section 4.8 of the Summary of Product Characteristics for information on reporting suspected adverse reactions in Europe.

Please see the full Prescribing Information for additional Important Safety Information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the safety, efficacy, potential benefits of, and clinical design or progress of any of our products or product candidates at any dosage or in any indication, including, setmelanotide, bivamelagon, and RM-718; the potential use of setmelanotide in patients with acquired hypothalamic obesity; the commercial growth of IMCIVREE; our expectations surrounding potential regulatory submissions, progress, or approvals and timing thereof for any of our product candidates, including in relation to the PDUFA goal date for the sNDA for setmelanotide in acquired HO and the validation of the Type II variation submission to the EMA; the estimated market size and addressable population for our drug products, including setmelanotide for the treatment of hypothalamic obesity; the future announcement of data from our ongoing clinical trials, including the Japanese cohort of our Phase 3 trial evaluating setmelanotide for patients with acquired hypothalamic obesity, the substudy evaluating setmelanotide for patients with congenital hypothalamic obesity, the Phase 3 EMANATE trial evaluating setmelanotide in genetically caused MC4R pathway diseases; Part C of the Phase 1 trial evaluating RM-718, and the open-label Phase 2 trial evaluating setmelanotide in patients with Prader-Willi syndrome; the ongoing enrollment in our clinical trials; the Company’s business strategy and plans; our anticipated financial performance and financial position for any period of time, including estimated Non-GAAP Operating Expenses for the year ending December 31, 2025; the sufficiency of our cash, cash equivalents and short-term investments to fund our operations; and the timing of any of the foregoing. Statements using words such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to, our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, risks associated with the laws and regulations governing our international operations and the costs of any related compliance programs, our ability to successfully commercialize setmelanotide, our liquidity and expenses, our ability to retain our key employees and consultants, and to attract, retain and motivate qualified personnel, and general economic conditions, and the other important factors, including those discussed under the caption “Risk Factors” in Rhythm’s Quarterly Report on Form 10-Q for the three months ended September 30, 2025 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

This press release includes Non-GAAP Operating Expenses, a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP and should not be considered as an alternative to operating expenses or any other performance measure derived in accordance with GAAP.

We define Non-GAAP Operating Expenses as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing.

We caution investors that amounts presented in accordance with our definition of Non-GAAP Operating Expenses may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.

Management uses this non-GAAP financial measure for planning purposes, including the preparation of our internal annual operating budget and financial projections; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business. This non-GAAP financial measure has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for operating expenses or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Rhythm has not provided a quantitative reconciliation of forecasted Non-GAAP Operating Expenses to forecasted GAAP operating expenses because the Company is unable, without making unreasonable efforts, to calculate the reconciling item, stock-based compensation expenses, with confidence. This item, which could materially affect the computation of forward-looking GAAP operating expenses, is inherently uncertain and depends on various factors, some of which are outside of Rhythm's control.

Corporate Contact:

David Connolly

Head of Investor Relations and Corporate Communications

Rhythm Pharmaceuticals, Inc.

857-264-4280

dconnolly@rhythmtx.com

Media Contact:

Layne Litsinger

Real Chemistry

410-916-1035

llitsinger@realchemistry.com

Rhythm Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$51,298	$33,251	$137,518	$88,296
License revenue	—	—	(5,014)	—
Total revenues	51,298	33,251	132,504	88,296
Costs and expenses:
Cost of sales	5,499	3,828	14,690	9,581
Research and development	46,027	37,931	125,307	196,789
Selling, general, and administrative	52,425	35,377	137,460	106,174
Total costs and expenses	103,951	77,136	277,457	312,544
Loss from operations	(52,653)	(43,885)	(144,953)	(224,248)
Other income (expense):
Other income (expense), net	274	1,088	1,207	2,434
Gain on settlement of forward contract	—	—	—	8,900
Interest expense	(4,742)	(5,242)	(15,968)	(15,156)
Interest income	4,328	4,054	11,208	11,196
Total other income (expense), net	(140)	(100)	(3,553)	7,374
Loss before income taxes	(52,793)	(43,985)	(148,506)	(216,874)
Provision (benefit) for income taxes	111	(344)	528	436
Net loss	$(52,904)	$(43,641)	$(149,034)	$(217,310)
Accrued dividends on convertible preferred stock	(1,375)	(1,329)	(4,046)	(2,631)
Net loss attributable to common stockholders	$(54,279)	$(44,970)	$(153,080)	$(219,941)
Net loss per share attributable to common stockholders, basic and diluted	$(0.82)	$(0.73)	$(2.38)	$(3.62)

Weighted-average common shares outstanding, basic and diluted	66,261,055	61,219,918	64,346,588	60,793,329

Other comprehensive loss:
Net loss attributable to common stockholders	$(54,279)	$(44,970)	$(153,080)	$(219,941)
Foreign currency translation adjustment	834	(602)	(1,272)	(975)
Unrealized gain (loss), net on marketable securities	488	615	385	237
Comprehensive loss	$(52,957)	$(44,957)	$(153,967)	$(220,679)

Rhythm Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$52,078	$89,137
Short-term investments	363,974	231,428
Accounts receivable, net	33,034	18,512
Inventory	22,107	18,741
Prepaid expenses and other current assets	23,609	16,382
Total current assets	494,802	374,200
Property and equipment, net	237	632
Right-of-use asset	3,158	3,477
Intangible assets, net	5,533	6,174
Restricted cash	671	464
Other long-term assets	2,473	7,326
Total assets	$506,874	$392,273
Liabilities, Convertible Preferred Stock and Stockholders’ equity
Current liabilities:
Accounts payable	$13,631	$12,328
Accrued expenses and other current liabilities	84,456	62,658
Other current liability - LG Chem	—	37,704
Lease liability	624	—
Deferred revenue	—	1,286
Deferred royalty obligation, current	5,556	1,541
Total current liabilities	104,267	115,517
Long-term liabilities:
Deferred royalty obligation	103,409	108,269
Lease liability, non-current	3,515	3,938
Total liabilities	211,191	227,724
Commitments and contingencies (Note 14)
Series A convertible preferred stock, $0.001 par value: 150,000 shares authorized; 150,000 and 150,000 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively. Liquidation preference of $150,000 as of September 30, 2025.	146,866	142,820
Stockholders’ equity:
Preferred stock, $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value: 120,000,000 shares authorized; 66,684,077 and 62,390,654 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	67	61
Additional paid-in capital	1,454,048	1,177,045
Accumulated other comprehensive (loss)	(926)	(39)
Accumulated deficit	(1,304,372)	(1,155,338)
Total stockholders’ equity	148,817	21,729
Total liabilities, convertible preferred stock and stockholders’ equity	$506,874	$392,273